Exhibit 99.1

Tokyo Electric Power Company to Be a Partner in South Texas Project
Nuclear Expansion

—One of the largest nuclear power plant operators in the world plans to acquire up to an approximately 18% stake in STP 3&4 for $280 million

PRINCETON, NJ; May 10, 2010—Nuclear Innovation North America LLC (NINA), the nuclear development company jointly owned by NRG Energy, Inc. (NYSE:NRG) and Toshiba Corporation, has reached an agreement with The Tokyo Electric Power Company, Inc. (TEPCO) to partner in the two new nuclear units at the South Texas Project (STP).

TEPCO, one of the world’s largest operators of nuclear plants, will invest $155 million—through its U.S.-based subsidiary—for a 10% share of NINA Investments Holdings’ interest in the STP expansion, STP units 3&4, once a conditional commitment for U.S. Department of Energy loan guarantee is secured for the project. NINA Investments Holdings is a wholly owned subsidiary of NINA. This $155 million includes a $30 million option payment to NINA Investments Holdings, enabling TEPCO to buy an additional 10% share of the company for an additional $125 million within approximately one year.

Since the STP development project began in 2006, TEPCO, acting as technical consultant, has provided the benefit of its experience achieved in developing, constructing, commissioning and operating the Advanced Boiling Water Reactors (ABWR) to the project. TEPCO also will continue to contribute to the essential task of training the highly skilled workforce which will build and operate STP 3&4. Provided the STP expansion project receives its Combined Operating License from the Nuclear Regulatory Commission and its loan guarantee commitment from the DOE in a timely fashion, construction is expected to begin in 2012, with one unit coming online in 2016 and the other in 2017.

“TEPCO has brought two advanced technology nuclear units online, on time and on budget and literally wrote the book on training the workforce for Advanced Boiler Water Reactor technology,” said David Crane, Chairman of the Board of NINA and President and CEO of NRG Energy. “Their ownership participation in STP will be invaluable to the technical and financial viability of the project and will help ensure that STP 3&4 is part of the vanguard of new advanced nuclear projects in the United States. The success of the coming American nuclear renaissance is essential if we are to meet our country’s zero emissions, zero carbon and energy security objectives.”

With this initial transaction, TEPCO would hold a 9.2375% interest in STP 3&4, bringing NINA’s share to 83.1375%, and leaving CPS Energy’s share at 7.625%. TEPCO would also be responsible for 10% of all STP expansion capital costs and up to 20% of these costs if the company exercises its option to increase its ownership to 20% of NINA Investments Holdings’ interest in the STP expansion. TEPCO would then own approximately 18% of the project itself, or roughly 500 megawatts of emission-free generation—enough to power about 400,000 households.

The agreement has been approved by the Boards of both companies and is expected to close once a conditional commitment for a U.S. loan guarantee is secured by NINA. In addition to assuming up to 20% of the capital cost of the project going forward, TEPCO will fund and commit a team of commercial and engineering employees to NINA to assist in project execution and project oversight.

“In addition to TEPCO’s expertise and investment, having the benefit of TEPCO’s investment grade credit rating in the ownership chain for the project improves the overall credit profile of the project,” said Steve Winn, CEO of NINA. “TEPCO will be instrumental in helping to secure Japanese financing support through Japan Bank for International Cooperation and Nippon Export and Investment Insurance.”

The STP expansion is one of three projects in negotiation for a conditional commitment under the U.S. Department of Energy (DOE) loan guarantee program. In addition to U.S. loan guarantees, NINA is seeking to diversify financing by actively pursuing additional loan guarantees through the Japanese export credit agencies. If approved, U.S. loan guarantees would cover an amount roughly equal to the investment in U.S. labor and U.S.-sourced equipment and commodities, while the Japanese loan guarantees would cover the Japanese investment in advanced nuclear expertise and equipment not available in the U.S.

NINA recently announced an agreement for the Building and Construction Trades Department (BCTD) of the AFL-CIO to provide skilled union labor to construct STP 3&4. Approximately 6,000 people will work up to 25 million hours to build the new units, which are located about 100 miles southwest of Houston in Matagorda County, Texas. The expansion now directly employs approximately 750 U.S. workers across five states and plans to employ an additional 400 in 2010.

About NRG
NRG Energy, Inc., a Fortune 500 and S&P 500 Index company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity—enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves 1.6 million residential, business, commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

About Nuclear Innovation North America
Nuclear Innovation North America (NINA) is a partnership between NRG Energy (88%) and Toshiba (12%) focused on developing new nuclear expansion projects using Advanced Boiling Water Reactor (ABWR) technology—the only advanced nuclear technology certified by the Nuclear Regulatory Commission that has been built on time and on budget. NINA is currently developing the 2,700 megawatt South Texas Project expansion through the South Texas Project Nuclear Operating Company. NINA is also exploring other development opportunities to employ ABWR in additional projects across North America.

About Advanced Boiling Water Reactors
ABWR technology reflects 50 years of continued evolution of boiling water reactor (BWR) technology and combines the best features of the worldwide BWR fleet with advanced technology enhancements that improve safety, performance and longevity. ABWR technology is certified by the NRC and has an impressive construction and operational track record. This includes setting world records for construction time and bringing the units in on budget. Four ABWR units have been successfully commissioned in Japan. Toshiba has been involved in construction of three of these units and has developed significant operational experience to support them.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our expectations regarding the timing and completion of STP Units 3 and 4, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, successful partnering relationships, loan guarantees, hazards customary in the power industry, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, construction delays, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, and our ability to access capital markets.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts:

NRG/NINA

Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
David Knox 713.795.6106	Stefan Kimball 609.524.4527
Lori Neuman 609.524.4525	Erin Gilli 609.524.4528